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                          PROVINCE HEALTHCARE COMPANY
              EXHIBIT 11.1 -- COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, except Per Share Data)



                                                                                                Six Months
                                                                            Year Ended         Ended June 30,
                                                                           December 31,      -------------------
                                                                               1996           1996         1997
                                                                           ------------      ------       ------
Pro Forma primary and fully diluted(1):
    Shares outstanding(1)                                                       7,280         7,280        7,280

    Net effect of dilutive stock options and warrants--based on the treasury stock method: (i) using the estimated initial
    public offering price and (ii) assuming all common stock
    issued, and common stock options and warrants granted, within twelve months of the initial public offering of common stock,
    were outstanding for all periods presented                                  1,563         1,563        1,563
                                                                              -------        ------       ------
    Pro Forma number of common and common equivalent shares                     8,843         8,843        8,843
                                                                              =======        ======       ======
    Net income (loss)                                                         $(2,890)       $2,207       $3,399
    Preferred stock dividends and accretion                                      (172)         --         (2,384)
                                                                              -------        ------       ------
    Net income (loss) applicable to common and common equivalent shares       $(3,062)       $2,207       $1,015
                                                                              =======        ======       ======
    Net income (loss) per common and common equivalent share                  $ (0.35)       $ 0.25       $ 0.11
                                                                              =======        ======       ======
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(1) Pro forma as to the year ended December 31, 1996 and the six months ended
June 30, 1996. The 7,280 common shares issued in the recapitalization and the merger in December 1996 have been included in the pro forma calculation as if the recapitalization and merger had occurred as of the first day of 1996.
(See Note 2 to the  Company's 1996 consolidated financial statements, and Note 2 to the Company's June 30, 1997 condensed consolidated financial statements.)